EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-188368, 333-181092, 333-163857, 333-129542, 333-124785, 333-106007, 333-104828, 333-39238 and 333-26979) and Form S-3 (Nos. 333-172513, 333-67020, and 333-91349) of Johnson & Johnson of our report dated February 21, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 21, 2014 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
________________________________________________________
PricewaterhouseCoopers LLP
New York, New York
February 21, 2014